Exhibit 10.18

UNISYS CORPORATION

ELECTED OFFICER PENSION PLAN

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2005

ARTICLE I

PURPOSE

1.01	The Unisys Corporation Elected Officer Pension Plan (the “Plan”) has been adopted by Unisys Corporation (the “Company”) to provide a minimum level of retirement benefits for elected Officers (as defined in Section 2.12 below) of the Company. The Plan is effective June 1, 1988 and applies to any elected Officer or other eligible employee of the Company who terminates employment on or after that date. This document is a restatement that includes all amendments made through January 1, 2005. Prior to June 1, 1988, elected Officers of the Company were provided executive pension benefits under the Unisys Corporation Supplemental Executive Retirement Income Plan - Part IV or the Sperry Corporation Executive Pension Plan. Officers who terminated employment prior to June 1, 1988 will receive executive pension benefits, if any, under the terms of the prior plan in effect on their termination date.

ARTICLE II

DEFINITIONS

2.01	“Board” shall mean the Board of Directors of Unisys Corporation.

2.02	“Company” shall mean Unisys Corporation, a Delaware corporation.

2.03	“Company Plan” shall mean the Unisys Pension Plan.

2.04	“Committee” shall mean the Compensation Committee of the Board.

2.05	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.06	“Credited Service” shall mean the Participant’s Credited Service, as defined in Article IV.

2.07	“Disability” shall refer to a Participant who is determined by the Committee or its designee to be unable to perform, because of injury or sickness, each of the regular duties of the Participant’s occupation for a period of up to 24 months. After 24 months, the Participant will continue to be considered Disabled if the Committee or its designee determines that the Participant cannot perform each of the regular duties of any gainful occupation for which he or she is fitted by training, education or experience.

2.08	“Effective Date” shall mean June 1, 1988.

2.09	“Final Average Compensation” shall mean the Participant’s Final Average Compensation, as defined in the Company Plan, except that any salary amounts deferred under an arrangement approved by the Board not included by the Company Plan and any amounts excluded from consideration under the Company Plan due to the application of Section 401(a)(17) of the Code shall be included in the calculation of Final Average Compensation in the month in which such amounts were or would otherwise have been paid; provided, however, that no more than the most recent five annual bonus amounts (whether paid or deferred) shall be included in the calculation of Final Average Compensation.

2.10	“Employee” shall mean any person employed by Unisys Corporation or one of its subsidiaries.

2.11	“Key Employee” shall mean (i) an officer of the Company or its affiliates having annual compensation greater than $130,000 (adjusted for inflation and limited to 50 employees), (ii) a five percent owner of the Company and its affiliates, or (iii) a one percent owner of the Company and its affiliates who has annual compensation from the Company and its affiliates greater than $150,000, as determined by the Committee in a manner consistent with the regulations issued under section 409A of the Code.

2.12	“Officer” shall mean any officer of the Company elected by the Board, but excluding assistant officers, appointed officers or the general auditor.

2.13	“Participant” shall mean any person entitled to participate in this Plan under Article III.

2.14	“Plan” shall mean the Unisys Corporation Elected Officer Pension Plan, as set forth herein and as hereafter amended.

2.15

“Primary Social Security Benefit” shall mean the annualized amount calculated according to the rules for computing the primary social security benefit payable to a Participant upon attainment of Social Security Retirement Age under the Federal Social Security Act as in effect at the time the Participant retires. In the event that a Participant retires prior to attainment of eligibility for Social Security benefits, the Participant’s Primary Social Security Benefit shall be deemed to be 80% of the Primary Social Security Benefit payable at Social Security Retirement Age. In the event the Participant retires after attainment of eligibility for Social Security benefits, but before Social Security Retirement Age, the Primary Social Security Benefit shall be deemed to be an amount prorated between the benefit payable at Social Security Retirement Age and 80% of such amount. For purposes of this calculation, it will be assumed that the Participant has no earnings for Social Security purposes beyond the date of retirement.

2.16	“Supplemental Plan” shall mean the Unisys Corporation Supplemental Executive Retirement Income Plan-Article I, as amended and restated effective January 1, 2005, and as amended from time to time.

2.17	“Change in Control” means any of the following events:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.17; or

(b)	Individuals who, as of May 25, 1995, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.18	“Date of an Insolvency” shall mean the date on which the Company (i) voluntarily files a petition under the United States Bankruptcy Code, (including a petition for Chapter 11 reorganization) or (ii) has filed involuntarily against it a petition under the United States Bankruptcy Code and an Order for Relief is entered thereon.

Unless otherwise specified, capitalized words and phrases used in this Plan shall have the same meaning as such words or phrases when used in the Company Plan.

ARTICLE III

PARTICIPATION AND VESTING

3.01	Participation

An Officer shall become a Participant in the Plan on the later of (i) the Effective Date or (ii) the effective date on which the Officer is elected to officer status by the Board.

3.02	Vesting

(a)	Each Participant shall acquire a vested right to a retirement benefit calculated in accordance with Article V on the earliest to occur of the following:

(1)	the date on which the Employee attains age 55 and completes 10 years of Credited Service, provided that the Employee is or becomes an Officer on or after such date; or

(2)	the date on which occurs a Change in Control or the Date of an Insolvency, provided the Employee is an Officer on such date; or

(3)	for an Employee who is or becomes an Officer on or after January 1, 1997 and before July 19, 2001, the date on which the Employee attains age 50 and completes 5 years of Credited Service, provided that the Employee is employed by the Company or an Affiliated Company on or after December 31, 1998; or

(4)	The date specified in a written agreement between a Participant and the Company, provided that for agreements entered into on and after May 22, 1997, such agreements must be approved by the Committee.

(b)	A Participant who (i) retires from active employment or terminates employment due to Disability or death, or (ii) retires from active employment or terminates employment with the Company due to death or Disability within twelve months of ceasing to be an Officer, shall be eligible, upon application, to receive the retirement and surviving spouse benefits provided in Article V below.

(c)

A former Officer who was a Participant but who continues in active employment for more than twelve months after ceasing to be an Officer shall be eligible, upon application, to receive a vested annual retirement benefit calculated in accordance with Sections 5.01(a), 5.02, 5.04 and

5.05, utilizing as an offset the amount of benefits payable under the Company Plan and the Supplemental Plan calculated as if the Participant had elected a single life annuity form of benefit under the Company Plan, and such former Officer shall not be eligible for the survivor benefits described in Section 5.03. This Section 3.01(c) shall not apply after the occurrence of a Change in Control with respect to any individual who was an Officer on the date of the Change in Control.

(d)	Each Employee who was a participant in a prior plan, but who is not eligible to participate in this Plan, shall continue to have his or her rights to executive pension benefits determined under such prior plan.

ARTICLE IV

CREDITED SERVICE

4.01	Credited Service

Credited Service under this Plan shall be calculated on the basis of Credited Service as defined in the Company Plan for the following periods:

(a)	periods of employment as an Officer; and

(b)	up to twelve months of active employment with the Company immediately following termination of Officer status, or, if longer, the number of months of a Company approved leave of absence due to Disability immediately following termination of Officer status; and

(c)	employment prior to becoming an Officer with the Company including a predecessor or an Affiliated Company or 50% Affiliated Company for the period of time such company was an Affiliated Company or 50% Affiliated Company. However, if a Participant receives Credited Service under the Company Plan for employment with a company before it became an Affiliated Company or 50% Affiliated Company, Credited Service shall include the period of employment with such company.

ARTICLE V

CALCULATION OF BENEFITS

5.01	Amount of Benefits

(a)	Subject to the adjustments set forth in Section 5.02, a Participant who satisfies the vesting requirements described in Section 3.02(a) shall receive an annual retirement benefit payable at Normal Retirement Date equal to:

(1)	4% of the Participant’s Final Average Compensation for each year of Credited Service not in excess of 10 including proportional credit for a fraction of a year; plus

(2)	1% of the Participant’s Final Average Compensation for each year of Credited Service in excess of 10 (but not in excess of 30) including proportional credit for a fraction of a year; minus

(3)	50% of the Participant’s Primary Social Security Benefit.

(b)	The benefit payable from this Plan and described in paragraph (a) shall be a monthly benefit paid in the form of a single life annuity if the Participant is unmarried on the date that the Participant commences receipt of benefits, or in the form of a joint and 50% surviving spouse annuity if the Participant is married on the date the Participant commences receipt of benefits. The benefit payable to a Participant shall not be reduced or increased as a result of such payment in the surviving spouse benefit form or for any age difference between the Participant and spouse. Other forms of annuity payments may be permitted if allowed under section 409A of the Internal Revenue Code and regulations issued thereunder.

5.02	Early Retirement Prior to Age 62

Benefits paid under this Plan shall be reduced by one- half of one percent (0.5%) for each calendar month by which the commencement of benefits precedes the first day of the month coincident with or next following the Participant’s 62nd birthday, provided that benefits cannot commence prior to the first day of the month coincident with or next following attainment of age 55.

5.03	Death Benefits

(a)	In the event of the death of a Participant who, at the time of death, has satisfied the vesting requirements described in Section 3.01(a) above, and who:

(1)	has not commenced retirement benefits under this Plan; and

(2)	who has a surviving spouse, such Participant’s surviving spouse shall receive a survivor’s benefit in the amount described in paragraph (b).

(b)	The amount payable under this paragraph shall be equal to the benefit the spouse would have received if the Participant:

(1)	had terminated employment on the earlier of the date of death or the date of the Participant’s actual termination of employment; and

(2)	had survived to the benefit commencement date described in subsection (c); and

(3)	had begun to receive an immediate retirement benefit in the Normal Form under Section 5.01(b); and

(4)	had died on the following day.

(c)	The benefit payable under this Section shall be paid to the surviving spouse in the form of a single life annuity and shall commence on the first day of the month coincident with or next following the month in which the Participant’s death occurs, but not before the Participant would have attained age 55.

(d)	No benefits shall be payable from this Plan to a surviving spouse (or any other beneficiary) of a Participant unless the form of benefit paid to the Participant provides for the payment of benefits upon the Participant’s death or except as otherwise provided in this Section.

5.05	Benefit Offset

(a)	The retirement benefit determined under this Article and payable to a Participant or surviving spouse shall be reduced by any benefit payable under the Company Plan and the Supplemental Plan, calculated in accordance with Section 6.01.

(b)	With respect to a Participant who is not a participant in the Company Plan, the retirement benefit payable to the Participant or surviving spouse shall be reduced by the amount of retirement pension payable under the plan of any Affiliated Company or 50% Affiliated Company, including any governmental plan retirement benefit or lump sum termination or similar entitlements, in effect at the time of the Participant’s termination of employment.

ARTICLE VI

BENEFIT PAYMENTS

6.01	Form of Benefit Payment

If a Participant should elect a form of benefit payment under the Company Plan (or such other plan or program, unless impracticable not to so elect) which is different than the form of benefit payment under this Plan, then for purposes of determining the offset under Section 5.05, the Participant shall be deemed to be in receipt of the amount of benefit payable as if the Participant had elected the Normal Form of Benefit under the Company Plan.

6.02	Commencement of Benefits

Payment of a Participant’s vested benefits shall commence on the first day of the month coincident with or next following the Participant’s separation from service, but not before age 55. Notwithstanding the foregoing, distributions upon a Participant’s separation from service will not be made earlier than six months following the date of the Participant’s separation from service, if the Participant is a Key Employee. Any benefit accrued and vested as of December 31, 2004 is exempt from the six-month delay.

6.03	Funding of Benefits

Benefits under this Plan shall not be funded and shall be paid out of the general assets of the Company. The Company shall not be required to segregate any funds for the Plan’s Participants. Notwithstanding any provision in this Section 6.03 to the contrary, the Committee shall have the discretion but not the obligation to fund this Plan through a trust of the type described in Internal Revenue Service Private Letter Ruling 8502023.

6.04	Forfeiture and Suspension of Benefits

(a)	Any benefit payable under this Plan shall be suspended for any period during which it is determined by the Committee that a Participant is engaged or employed as a business owner, employee or consultant in any activity which is in competition with any line of business of the Company existing as of the date of the Participant’s termination of employment from the Company.

(b)	Additionally, any benefit payable under this Plan shall be forfeitable in the event it is found by the Committee that a Participant, either during or following termination of employment with the Company, willfully engaged in any activity which is determined by the Committee to be materially adverse or detrimental to the interests of the Company, including any activity that might reasonably be considered by the Committee to be of a nature warranting dismissal of an employee for cause. If the Committee so finds, it may suspend benefits to the Participant and, after furnishing notice to the Participant, may terminate benefits under this Plan. The Committee will consider in its deliberation relative to this provision any explanation or justification submitted to it in writing by the Participant within 60 days following the giving of such notice.

(c)	Except as heretofore provided for in this Section 6.04, the acceptance by a Participant of any benefit under this Plan shall constitute an agreement with the provisions of this Plan and a representation that he or she is not engaged or employed in any activity serving as a basis for suspension or forfeiture of benefits hereunder. The Committee may require each Participant eligible for a benefit under this Plan to acknowledge in writing prior to the payment of such benefit that he or she will accept payment of benefits under this Plan only if there is no basis for such suspension or forfeiture.

ARTICLE VII

ADMINISTRATION

7.01	Committee

The Plan shall be administered by the Committee, which shall administer the Plan in a manner consistent with the administration of the Company Plan, except that this Plan shall be administered as an unfunded plan that is not intended to meet the requirements of Section 401 of the Code. The Committee shall be the Plan administrator and named fiduciary of the Plan that has the discretionary authority to control and manage the operation and administration of the Plan. The Committee has the discretionary authority to supply omissions, make factual determinations, and to decide any dispute that may arise regarding the rights of Participants. All such decisions are binding and conclusive on all interested parties.

7.02	Claims Procedure.

(a) Claims. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing or electronically. The notice advising of the denial shall be furnished to the claimant within ninety (90) days of receipt of the benefit claim by the Committee, unless special circumstances require an extension of time to process the claim. If an extension is required, the Committee shall provide notice of the extension prior to the termination of the ninety (90) day period. In no event may the extension exceed a total of one hundred eighty (180) days from the date of the original receipt of the claim.

(b)	Denial of Claim.

If the claim or request is denied, the written or electronic notice of denial shall state:

•	The reason(s) for denial;

•	Reference to the specific Plan provisions on which the denial is based;

•	A description of any additional material or information required and an explanation of why it is necessary; and

•	An explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including the right to bring a civil action under section 502(a) of ERISA.

(c)	Review of Claim.

Any claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing or electronic form to the Committee. Such request must be made within sixty (60) days after receipt by the claimant of the written or electronic notice of denial, or in the event the claimant has not received a response, sixty (60) days after receipt by the Committee of the claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d)	Final Decision.

The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing or in electronic form and shall:

•	state the specific reason(s) for the denial;

•	reference the relevant Plan provisions;

•	state that the claimant is entitled to receive, upon request and free of charge, and have reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and

•	state that the claimant may bring an action under section 502(a) of ERISA.

All decisions on review shall be final and bind all parties concerned.

7.03	Plan Amendment and Termination

The Company expects to continue this Plan indefinitely, but reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. However, if the Company should amend or discontinue this Plan, the Company shall be liable for any benefits accrued under this Plan (determined on the basis of each Employee’s presumed termination of employment as of the date of such amendment or discontinuance) as of the date of such action. Any change to the Plan which adversely affects a Participant’s or Beneficiary’s rights to benefits and/or the amount, form and manner in which benefits are accrued, vested and/or paid shall not affect the Participant’s or Beneficiary’s benefits accrued up to the date of the change. Changes which adversely affect a Participant’s or Beneficiary’s rights under the Plan may only take effect on the adoption date of the change and on a going forward basis.

7.04	No Employment Rights

Neither the action of the Company in establishing the Plan, nor any provisions of the Plan, nor any action taken by the Company or by the Committee shall be construed as giving to any employee of the Company or any of its subsidiaries the right to be retained in its employ, or any right to payment except to the extent of the benefits provided by the Plan.

7.05	Severability of Provisions

If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.

7.06	Non-Assignability

Except as required by applicable law, no benefits under this Plan shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance.

7.07	Withholding

The Company shall have the right to withhold any and all state, local, and Federal taxes which may be withheld in accordance with applicable law.

7.08	Governing Law

Except to the extent superseded by ERISA, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.